 AGREEMENT FOR PURCHASE AND SALE

This Agreement is entered into (his 20th day of October 2010, by and between PIQUA PETRO, INC., a Kansas corporation, ("Seller") and SIN HOLDINGS INC. a Colorado Corporation, or its assigns ("Buyer"), (the Parties).

1) SALE AND PURCHASE: For and in consideration of the mutual benefits to be derived here from, and subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, convey and deliver to Buyer III closing, and Buyer shall purchase and acquire at closing all interest and estate of Seller in, to and under the oil and gas leases set forth in Exhibit "A" 8l1Rched hereto and incorporated herein by reference.

2) SELLER'S INTEREST: Seller covenants and warrants that it will convey to Buyer the entire working interest representing .875 (87.5%) of the total (8/8ths) revenue interest in (he above described leases,

3) PURCHASE PRIGE: The purchase price for the above described lease shall be SIX HUNDRED TWENTY-FIVE THOUSSAND DOLLARS ($625.000,00) (the "Purchase Price") for the Leases, The Parties agree to allocate the purchase price as set forth in Exhibit "B" attached hereto and incorporated herein by reference. At the lime of signing or this Agreement, Buyer shall deposit $20,000.00 as earnest money 10 be held in the trust account of Mark T. Lair, Attorney at Law, Chanute, Kansas.
4) CLOSING: The parties shall use their best efforts to close the transaction contemplated by this Agreement on or before October 29, 2010 or such other date as may be agreed to by both parties, The closing shall take place at a location and on a date and at a time to be mutually  agreed upon by the Parties.

5) DUE DILIGENCE: Upon Seller's, written acceptance of this Agreement, Buyer and its attorneys, employees and ,consultants shall be entitled to examine and copy (at Buyer's expense) Seller's records pertaining to the Leases, including but not limited to all lease files, operating agreements, deeds and documents of title and all other property records, all accounting, geological, geophysical and other records, and all other documents relating to the Leases. Buyer at its sole risk and expense, shall a1so have access to the Wells and the right to observe operations and to inspect any and all equipment, improvements and fixtures related to the Leases.

6) CONFIDENTIALITY: Buyer agrees that all information obtained from the examination of Seller's files and records shall remain confidential.  In the event the transactions contemplated by this Agreement are not closed, Buyer will return to Seller all copies of such tiles and all other information relating to the Leases obtained pursuant to this Agreement, exceptions to that information obtained from records available to the public,

7) TITLES: Buyer shall, at its sole expense, conduct such examination of title as it sees fit and shall notify Seller in writing, five days prior to closing, of any title defect which would cause Seller's title to be unmerchantable. Failing such notice, Buyer will be deemed to have approved title. In the event Buyer notifies Seller of such defects, Seller may attempt to cure same. In the event of a material title defect which renders all or a portion of the Lenses unmerchantable and which Seller elects not to cure, the parties shall use reasonable efforts to agree on an adjustment of the Purchase Price. In the event the parties are unable to reach such an agreement, Buyer or Seller may terminate this Agreement by giving written notice to the other Party on or before Closing. As used herein, "merchantable" shall mean the quiet and peaceful enjoyment of an interest in the Leases which is fairly deducible of record, or from Seller's records, and free from reasonable doubt, to the end that a prudent operator engaged in the business or owning, exploring, developing, operating and producing oil and gas properties with knowledge of the facts and the legal effect thereof would accept same, If this Agreement does not close as the result of defects in title, the earnest money shall be returned to Buyer.

9) ENVIORNMENTAL: If, as a result of Buyer's inspection of the wells, lands and equipment, Buyer objects to the condition of the Leases because of environmental concerns ("Environment Defects"), Buyer shall notify Seller of the same on or before five days prior to closing, or such Environmental Defects shall be deemed to have been waived. In the event Buyer notifies Seller of such Environmental Defects. Seller may attempt to cure the same. In the event Seller elects not to cure the same or in the event any such Environmental Defect is not curable  the parties shall use reasonable efforts to reach all agreement to appropriately adjust the purchase Price due to such Environmen1(l1 Defects; in the  event the parties are unable to reach such an agreement, Buyer or Seller may terminate this Agreement by giving written notice to the other Party on or before closing, If this Agreement does not close as the result of Environmental Defects, the earnest money shall be returned to Buyer.

9) ADJUSTMENTS: Oil, gas and other production from or attributable to the Leases which was produced prior to the C:osing Date shall belong to Seller. Buyer will assume all responsibility for notifying the buyer(s) of production of the change of ownership, Seller and Buyer shall execute such letters in lieu of transfer orders or other documents as may be reasonably required by any purchaser of production. Within ninety (90) days after closing, Buyer and Seller will effect a cash adjustment to account for: (a) and production no sold prior to the Closing Date, provided that 110 adjustment will be made for oil below the level of the drain line in the tank battery, (b) any payments received by Seller for production which was produced after the Closing Date, (c) any costs and expenses for lease operations incurred prior 10 the Closing Dale attributable to the Leases which have not been paid by Seller as of the Closing Dale, and (e) such other adjustments (including prepayments) as may be agreed upon by the Parties.
10) WARRANTS: Buyer shall accept the Leases in their "AS IS, WHERE IS" condition, The Lenses shall be conveyed without warranty of title, either express or implied, except as to c1aims arising by, through or under Seller. At Closing, Seller will assign to Buyer all of its right, title and interest in the subject leases and any and all other rights relating to said leases.

11) INDEMNIFICATION: Buyer shall protect, defend, indemnify and bold Seller harmless from the payment of any judgments, claims, costs, expenses and liabilities ("Damages") whether direct, contingent or otherwise, assessed against Seller which are payable with respect to the ownership or operation of the Leases from and after the Closing Date. Seller shall protect, defend, indemnify and hold Buyer harmless from the payment of any and all Damages assessed against Buyer or Seller which are payable with respect to the ownership or operation of the  Leases prior to the Closing Date.

12) TAXES: Seller warrants that all ad valorem taxes for the year 2009 and all prior years has been paid, ad valorem taxes based upon 2010 production find personal properly taxes, if any, find gross production and similar taxes shall be prorated as of the Closing Date, If any such taxes are not due at closing, Buyer will thereafter be responsible for payment of same and will invoice Seller for its pro rata share, providing supporting documentation therefore and such pro rata share shall be due upon receipt of such billing. Buyer will bear all applicable shares or similar taxes imposed by any state, county, municipal or other governmental entity as a result of this sale.

13) REPRESENTATIONS AND OTHER WARRANTIES: The Parties represent and warrant to each other as applicable that as of the Closing Date:

(a) This Agreement constitutes a legal, valid and binding obligation of Buyer and Seller, enforceable against each in accordance with its terms.
(b) Seller owns the Properties and has the full power and right to sell and convey the same, and Buyer has the full power and right to acquire and operate the same, all pursuant to the terms and conditions of this Agreement.

(c) The Seller is the beneficial owner of all or the oil and gas leases as set out in Exhibit “A” and will at Closing have good and merchantable title to those oil and gas leases free and clear of all security interests, equities and claims and will have ensured that all operating costs and expenses have been timely paid.

(d) To the best of Seller's knowledge, all rentals, royalties and other payments due under the Leases have been fully and promptly paid,

(e) There are no claims (including claims for taxes), demands, suits, actions, arbitrations or governmental investigations or proceedings pending or threatened against either Seller or the Leases which would affect Buyer's ownership or operation of the Leases.

(f) All permits, licenses, orders and approvals of all federal, state and local governments or regulatory bodies required to" the operation of the Leases as prcscl1lly conducted have been obtained; all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancelation of any of them is threatened or pending; and none of such permits, licenses, orders or approvals will be affected by the consummation of this Agreement except as any or the same may need to the transferred to Buyer.

(g) Neither party has incurred any obligation or liability, contingent or otherwise with respect to any broker's or finder's fee or commission related to this transaction for which the other party shall have any responsibility,

If on or before closing, it is discovered that either party is in default under any or the above representations and warranties applicable to it, the defaulting party shall use reasonable efforts to cure the same before closing but if it is unable to do so, then the parties shall use reasonable efforts to adjust the Purchase Price on an equitable basis due such default. If the parties are unable to agree as to such adjustment on or before closing, then the party not in default may terminate this Agreement by giving written notice to the other on or before the Closing Date.

14) SURVIVAL AND FURTHER ACTION: The terms and conditions or this Agreement and the representations and warranties contained herein (except those as to which a default may have been discovered prior to Closing: and which an adjustment in the Purchase Price has been made) shall survive the Closing. The Parties agree to execute such further documents or take such further actions after the Closing Date which may be necessary in order to effectuate the transactions contemplated hereunder.

15) ASSINGNMENT: Seller shall have the right to assign or direct payment as provided hereunder to a financial intermediary to facilitate a deferred exchange of like kind property pursuant to Section 1031 of the Internal Revenue Code,

16) BINDING EFFECT: Upon execution hereof, this Agreement "shall be binding on the Parties hereto their respective heirs, devisees, personal representatives, successors and assigns.

17) COUNTERPARTS: This Agreement may be executed by Seller and Buyer in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the Agreement.

18) DEFAULT: Time is of the essence of this Agreement. In the event either Party fails to comply with any of the terms of' this Agreement, then this Agreement shall, at the option of the non-defaulting Party, be terminated.  If the non-defaulting Party does not exercise the option to terminate this Agreement, the non-defaulting party may require specific performance and also exercise any other legal rights and remedies available under Kansas law. If Buyer is the defaulting party, Seller shall be entitled to retain the earnest money deposit as liquidated damages; if Seller is the defaulting party, Buyer shall be entitled to the return of the earnest money deposit.

J19) GOVERNING LAW: This Agreement shall be governed, construed and enforced under the laws of the State of Kansa,

IN WITNESS WHEREOF, this Agreement for Purchase and Sale has been executed this ______ day of ________________, 2010

SELLER:                                                                           BUYER:

PIQUA, PETRO, INC.                                                                                     SIN HOLDINGS INC,

STATE OF KANSAS, COUNTY OF NEOSHO, SS:

BE IT REMEMBERED, that on this ___ day of ___________, 2010, before me, the undersigned, a Notary Public in and for the said county and state, came  Greg D, Lair, President of Piqua Petro, Inc., to me personally known to be the same person who executed the foregoing instrument and be duly acknowledged the execution of the same,

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

___________________________________
Notary Public

My appointment expires:

STATE OF  _________________, COUNTY OF ______________, SS:

BE IT REMEMBERED, that on this _____ day of _________________, 2010, before me, the undersigned, a Notary Public in and for the said county and state, came ____________________, Sin Holdings Inc., to me personally known to be the same person who executed the foregoing instrument, and he duly acknowledged the execution of the same,

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written,

___________________________________
Notary Public

My appointment expires:

EXHIBIT "A"

LAND SCHEDULE

Attached to and forming part of II Purchase and Sale Agreement Dated October 20,2010

LEASES	LANDS AND P&NG RIGHTS	INTEREST	ENCUMBERANCES
Patrick Collins	S/2 Section 17-TWP 25- RGE 17E	100%	12.5% Freehold Royally
Orth	NW/4Section21-TWP 25·RGE 17E	100%	12.5% Freehold Royally
Bennett	N/2 SE/4 Section 21-TWP 25-RGE 17E NWNE Section 21-TWP 25-RGE 17E, S/2 NE/4 Section 21- TWP 2S-RG 17E	100%	12.5% Freehold Royally
Bennett North	NENE Section 21-TWP 25-RGF 17E	100%	12.5% Freehold Royally
John Ellis	SWNW Section 22-TWP	100%	12.5% Freehold Royally
Ellis-Massoth	E/2 NW/4 Section 22 TWP 25·RGE 17E	100%	12.5% Freehold Royally
Orth-Gillespie	NWSW Section 22·TWP 25-RGE 17E	100%	12.5% Freehold Royally
Gilespie South	SWSW Section 22-TWP 25-RGE 17E	100%	12.5% Freehold Royally
Cress	E/2 SW Section 22-TWP 25·RGE 17E	100%	12.5% Freehold Royally

EXHIBIT "B"

ALLOCATION

Allocated to and forming part of a Purchase and Sale Agreement Dated October 20, 2010

ASSET	PERCENTAGE OF PURCHASED ASSET	ALLOCATION OF PURCHASE PRICE
PNG Interests	80%	$500,000
TANGIBLE Interests	19.98%	$124,990
MISCHELLANEOUS Interests	.02%	$10